Exhibit 99.1

JANUARY 7, 2010

FOR IMMEDIATE RELEASE

A federal appeals court today directed that judgment be entered in favor of Michael Foods, Inc. in a long-running pricing case brought under the Robinson-Patman Act.

The case, Feesers, Inc. v. Michael Foods, Inc. and Sodexo, Inc., was filed in 2004. In the suit, Feesers, a regional food distributor based in Pennsylvania, claimed that it competes with Sodexo, Inc., a multinational food service management company, and that Michael Foods was required to sell its products to both companies at the same price. The Third Circuit Court of Appeals today rejected Feesers’ claim, holding that Feesers and Sodexo are not competing purchasers.

“We are obviously pleased with the Third Circuit’s decision,” said James E. Dwyer, Jr., President and Chief Executive Officer of Michael Foods, Inc.

In today’s precedential decision, the Third Circuit said Feesers and Sodexo compete only when a prospective customer is deciding between self-operation and outsourcing of its food service operations. Because sales of Michael Foods products occur after the customer has made that decision, the Third Circuit found no competition between Feesers and Sodexo in sales of Michael Foods products. With no competition, the Court said, there could be no competitive injury to Feesers.

The Third Circuit’s unanimous opinion reverses an April, 2009 decision by the U.S. District Court for the Middle District of Pennsylvania finding that Michael Foods and Sodexo violated the Robinson-Patman Act. It also reverses a subsequent District Court Order requiring Michael Foods to sell products to Feesers and Sodexo at the same price.

Michael Foods, Inc., headquartered in Minnetonka, Minnesota, produces and distributes food products for the food service, retail and food-ingredient markets. Its principal products are specialty egg products, refrigerated potato products, cheese and other dairy products.

Michael Foods was represented by Roy T. Englert, Jr. of Robbins, Russell, Englert, Orseck & Untereiner in Washington, D.C., and by J. Scott Ballenger, Maureen E. Mahoney, Jennifer L. Giordano and Margaret M. Zwisler of Latham & Watkins, LLP in Washington, D.C.

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